                                                Exhibit 99.1

For:	Immediate Release	Contact:	Brett Bauer
	July 20, 2023		574-235-2000

1st Source Corporation Reports Strong Second Quarter Results,
Cash Dividend Declared
QUARTERLY HIGHLIGHTS
•Net income was $32.44 million for the quarter, up $3.12 million or 10.65% from the second quarter of 2022. Diluted net income per common share was $1.30, up $0.12 or 10.17% from the prior year’s second quarter of $1.18.
•Cash dividend of $0.32 per common share was approved, equal to the cash dividend declared a year ago.
•Average loans and leases grew $104.95 million in the second quarter, up 1.74% (6.96% annualized growth) from the previous quarter and $673.35 million, up 12.31% from the second quarter of 2022.
•Average deposits grew $70.08 million in the second quarter, up 1.02% from the previous quarter and $143.29 million, up 2.11% from the second quarter of 2022.
•Tax-equivalent net interest income was $68.70 million, down $1.10 million or 1.57% from first quarter 2023 and up $5.11 million, or 8.04% from the second quarter a year ago. Tax-equivalent net interest margin was 3.48%, down 12 basis points from the previous quarter and up 16 basis points from the second quarter a year ago.
South Bend, IN - 1st Source Corporation (NASDAQ: SRCE), parent company of 1st Source Bank, today reported quarterly net income of $32.44 million for the second quarter of 2023, up 10.65% from the $29.31 million reported in the second quarter a year ago, bringing the 2023 year-to-date net income to $63.56 million compared to $56.70 million in 2022. Diluted net income per common share for the second quarter of 2023 was $1.30, up 10.17% versus $1.18 in the second quarter of 2022. Diluted net income per common share for the first half of 2023 was $2.55 compared to $2.28 a year earlier.
At its July 2023 meeting, the Board of Directors approved a cash dividend of $0.32 per common share. The cash dividend is payable to shareholders of record on August 1, 2023, and will be paid on August 11, 2023.
Christopher J. Murphy III, Chairman and Chief Executive Officer, commented, “We are pleased that the strong start in 2023 continued throughout the second quarter. In the second quarter of 2023, average loans grew $104.95 million, up 1.74% while average deposits grew $70.08 million, up 1.02% from the previous quarter. Credit quality during the quarter remained steady with low levels of nonperforming assets. Our liquidity position is solid, our strong capital position continued, and deposit balances increased modestly during the period from expected seasonal trends. The tax-equivalent net interest margin continues to be under pressure at 3.48%, down 12 basis points from the prior quarter, as rate competition on deposits remains elevated.

“We were incredibly pleased to learn during the second quarter that 1st Source was included on the Forbes ‘Best In State Banks’ list, ranking #1 in Indiana! The list was compiled in partnership with market research firm Statista, and the result of an independent survey conducted of bank customers across the state. Being named among the ‘Best In State Banks’ in Indiana by our clients for the second consecutive year, and #1 in the state for the first time, is an important and gratifying recognition for us. We strive every day to show our clients they have made the right choice for their financial future by entrusting us to be their partner. Being named the best bank in Indiana by our clients lets us know that we are living our mission to help people achieve security, build wealth and realize their dreams in all that we do.
“We were also happy to learn that 1st Source was named among the Keefe, Bruyette & Woods, Inc. (KBW) Bank Honor Roll for the fifth consecutive year. We are proud to be one of the 14 honorees, placing us among the top 4% of eligible banks in the country. To be considered for this recognition, banks must be publicly traded institutions with more than $500 million in total assets and must have had 10 consecutive years of increased earnings per share. We strive to strike the right balance in our performance over the longer term and the ways we deliver positive results for our clients, shareholders, colleagues and communities. Receiving this honor once again is welcome recognition that our efforts are successful.
“As part of a strategic initiative to grow our commercial banking footprint and refocus the efforts of some of our leadership team, two significant changes were made this quarter as well. The first being, we opened a loan production office in the Indianapolis area, currently open by appointment only, which serves the community with small business loans and other commercial credit needs. The team will grow over time, and we look forward to serving business clients in this market. It was also announced that Larry Mayers, who has long served as Fort Wayne Regional President and Business Banking Group Head, would step away from his regional duties to focus solely on his business banking responsibilities. Luke Squires was named as his successor, taking over the role of Regional President of the Fort Wayne region and Cecile Weir replaced Luke as head of Business Banking in Fort Wayne. These changes align with 1st Source Bank’s community banking model. They continue our tradition of promoting from within and enhance our position as a community bank with a strong client focus and local leaders who strongly live the 1st Source values and who have the authority and responsibility to serve clients well and grow the Bank.
“We announced in April the re-election of three board members – Christopher J. Murphy III, Chairman, President and Chief Executive Officer of 1st Source Corporation and Chairman of 1st Source Bank; Timothy K. Ozark, Chairman, TKO Finance Corporation; and Todd F. Schurz, Former President and Chief Executive Officer, Schurz Communications, Inc. – and the election of Andrea G. Short, President and Chief Executive Officer of 1st Source Bank as a new addition to the 1st Source Corporation Board of Directors. They all bring unique and valuable perspective to the Board and are knowledgeable business leaders with passion for 1st Source’s mission, making them ideal stewards for the future of the Company.
“Lastly, I must mention, after the quarter ended, just last week, we lost a friend, a partner, and a leader in the Bank and the community when Ernestine Raclin, our Chairman Emeritus died at the age of 95. The community joined us in celebrating her life and we acknowledge here the role she played in establishing the vision of who we are today - focusing on our Mission and living our values. Her legacy will live on in the way we serve our clients, and communities for generations to come. I thank you all for the outpouring of condolences and the messages celebrating her spirit. She loved this organization and the people here so dearly, and we’ll all miss her and honor her well into the future,” Mr. Murphy concluded.

SECOND QUARTER 2023 FINANCIAL RESULTS
Loans
Second quarter average loans and leases increased $104.95 million to $6.14 billion, up 1.74% from the previous quarter and increased $673.35 million, up 12.31% from the year ago second quarter. Year-to-date average loans and leases increased $692.50 million to $6.09 billion, up 12.83% from the first six months of 2022. Growth during the quarter occurred primarily within the Auto and Light Truck, Construction Equipment, and Commercial Real Estate portfolios.
The Company has traditionally maintained a conservative approach to commercial real estate loans and non-owner occupied properties. At June 30, 2023, approximately 5% of the Company’s total loans and leases are collateralized by non-owner occupied commercial real estate. The Company finances a minimal amount of commercial real estate secured by non-owner occupied office property where third-party tenant rents are the primary source of repayment. All non-owner occupied commercial real estate office projects are performing as agreed.
Deposits
Average deposits of $6.94 billion, grew $70.08 million, up 1.02% from the previous quarter and grew $143.29 million or 2.11% compared to the quarter ended June 30, 2022. Average deposits for the first six months of 2023 were $6.90 billion, an increase of $197.41 million, up 2.94% from the same period a year ago. Average balances were modestly higher primarily due to expected seasonal public fund deposit inflows during the quarter.
End of period deposits were $6.98 billion at June 30, 2023, compared to $6.80 billion at March 31, 2023. Balances were higher primarily due to higher public funds, time, and brokered deposits which were offset by a decrease in noninterest-bearing deposits and a slight decrease in savings account deposits. Rate competition for deposits persisted during the quarter from various areas including traditional bank and credit union competitors, money market funds, bond markets, and other non-bank alternatives.
Net Interest Income and Net Interest Margin
Second quarter 2023 tax-equivalent net interest income declined $1.10 million to $68.70 million, down 1.57% from the previous quarter and increased $5.11 million, up 8.04% from the second quarter a year ago. For the first six months of 2023, tax-equivalent net interest income increased $15.18 million to $138.49 million, up 12.31% from the first half of 2022.

Second quarter 2023 net interest margin was 3.47%, a decline of 12 basis points from the 3.59% in the previous quarter and an increase of 16 basis points from the same period in 2022. On a fully tax-equivalent basis, second quarter 2023 net interest margin was 3.48%, down by 12 basis points compared to the 3.60% in the previous quarter and an increase of 16 basis points from the same period in 2022. The 12-basis point decrease from the prior quarter was primarily due to higher rates on interest-bearing deposits mainly from competitive market pressures and increased borrowing rates. Higher market rates due to multiple Federal Reserve rate increases during 2022 and 2023 contributed to net interest margin expansion compared to the previous year’s second quarter.
Net interest margin for the first six months of 2023 was 3.53%, an increase of 29 basis points compared to the first six months of 2022. Similarly, net interest margin on a fully-tax-equivalent basis for the first half of 2023 was 3.54%, an increase of 29 basis points compared to the first half of the prior year.
Noninterest Income
Second quarter 2023 noninterest income decreased $0.55 million to $22.77 million, down 2.38% from the previous quarter and was relatively flat compared to the second quarter a year ago. For the first six months of 2023, noninterest income held steady from the same period a year ago.
The decrease in noninterest income compared to the previous quarter was due to gains on the sale of renewable energy tax equity investments of $1.11 million during the previous quarter. These were offset by higher seasonal tax preparation fee income recognized in the second quarter of 2023 from our Trust and Wealth Advisory Services Group.
Noninterest Expense
Second quarter 2023 noninterest expense of $49.17 million was relatively flat from the prior quarter and increased $3.51 million, or 7.69% from the second quarter a year ago. For the first six months of 2023, noninterest expense was $98.59 million, an increase of $7.60 million, or 8.35% from the same period a year ago.
The increase in noninterest expense for the second quarter and first six months of 2023 was mainly the result of higher salaries from normal merit increases, the impact of wage inflation and an increase in the number of employees due to fewer open positions. A rise in group insurance claims, increased data processing and technology project costs, and higher FDIC insurance premiums also contributed to higher expenses. These were offset by a $1.08 million reversal of accrued legal fees during the first quarter of 2023 and lower leased equipment depreciation.
Credit
The allowance for loan and lease losses as of June 30, 2023, was 2.31% of total loans and leases compared to 2.33% at March 31, 2023, and 2.39% at June 30, 2022. Net recoveries of $0.98 million were recorded for the second quarter of 2023 compared with $0.19 million of net recoveries in the prior quarter and net recoveries of $0.40 million in the same quarter a year ago.

The provision for credit losses was $0.05 million for the second quarter of 2023, a decrease of $3.00 million from the previous quarter and a decrease of $2.46 million compared with the same period in 2022. The decrease in provision for credit losses compared to the previous quarter was primarily due to increased net recoveries and a reduction in highly reserved special attention loan balances. The ratio of nonperforming assets to loans and leases was 0.33% as of June 30, 2023, compared to 0.30% on March 31, 2023, and 0.60% on June 30, 2022.
Capital
As of June 30, 2023, the common equity-to-assets ratio was 10.95%, compared to 10.91% at March 31, 2023, and 10.66% a year ago. The tangible common equity-to-tangible assets ratio was 10.05% at June 30, 2023, compared to 10.01% at March 31, 2023, and 9.72% a year earlier. The Common Equity Tier 1 ratio, calculated under banking regulatory guidelines was 13.59% at June 30, 2023 compared to 13.51% at March 31, 2023 and 13.79% a year ago. During the second quarter of 2023, 33,276 shares were repurchased for treasury reducing common shareholders’ equity by $1.41 million.
The Company has a long history of maintaining conservative capital levels and the risk-based capital ratios remained strong during the second quarter, even when adjusting for unrealized losses on the available-for-sale securities portfolio.
Liquidity
The Company maintains prudent strategies to support a strong liquidity position. Sources of liquidity include unencumbered available-for-sale securities, Federal Home Loan Bank (FHLB) advances, the Federal Reserve Bank (FRB) discount window and Bank Term Funding Program, Federal Funds lines from correspondent banks and brokered and listing services deposits. Total net available liquidity was $3.23 billion at June 30, 2023, which accounted for approximately 50% of total deposits net of brokered and listing services certificates of deposit.
The investment portfolio is managed with a prioritized focus on liquidity. Investment securities accounted for 19.74% of total assets at June 30, 2023, with the entirety of the portfolio classified as available-for-sale. The Company had no held-to-maturity securities therefore all market value adjustments resulting in unrealized gains and losses were reflected on the Consolidated Statements of Financial Condition. The modified duration of the total investment portfolio was calculated at 3.3 years.
ABOUT 1ST SOURCE CORPORATION
1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of its clients, individuals, businesses and the communities it serves. For more information, visit www.1stsource.com.

1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy-duty trucks, and construction equipment. The Corporation includes 79 banking centers, 18 1st Source Bank Specialty Finance Group locations nationwide, nine Wealth Advisory Services locations and 10 1st Source Insurance offices.
FORWARD LOOKING STATEMENTS
Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “hope,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
NON-GAAP FINANCIAL MEASURES
The accounting and reporting policies of 1st Source conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures are used by management to evaluate and measure the Company’s performance. Although these non-GAAP financial measures are frequently used by investors to evaluate a financial institution, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity-to-tangible assets ratio and tangible book value per common share. Management believes that these measures provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses and lease depreciation), measures how much it costs to produce one dollar of revenue. Securities gains or losses and lease depreciation are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity-to-tangible assets ratio and tangible book value per common share as useful measurements of the Company’s equity.
See the table marked “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of certain non-GAAP financial measures used by the Company with their most closely related GAAP measures.
# # #
(charts attached)

1st SOURCE CORPORATION
2nd QUARTER 2023 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
AVERAGE BALANCES
Assets	$8,362,308	$8,323,431	$8,092,316	$8,342,977	$8,050,758
Earning assets	7,921,528	7,864,595	7,685,631	7,893,218	7,653,120
Investments	1,697,699	1,768,621	1,835,974	1,732,964	1,861,374
Loans and leases	6,141,157	6,036,203	5,467,808	6,088,970	5,396,472
Deposits	6,939,082	6,869,006	6,795,793	6,904,237	6,706,826
Interest bearing liabilities	5,496,112	5,345,498	5,049,145	5,421,221	4,981,675
Common shareholders’ equity	926,157	890,294	861,134	908,325	885,826
Total equity	985,406	949,879	915,714	967,742	939,801
INCOME STATEMENT DATA
Net interest income	$68,516	$69,565	$63,462	$138,081	$123,080
Net interest income - FTE(1)	68,695	69,791	63,585	138,486	123,311
Provision for credit losses	47	3,049	2,503	3,096	4,736
Noninterest income	22,769	23,323	22,830	46,092	45,975
Noninterest expense	49,165	49,421	45,655	98,586	90,991
Net income	32,447	31,131	29,330	63,578	56,731
Net income available to common shareholders	32,435	31,124	29,314	63,559	56,704
PER SHARE DATA
Basic net income per common share	$1.30	$1.25	$1.18	$2.55	$2.28
Diluted net income per common share	1.30	1.25	1.18	2.55	2.28
Common cash dividends declared	0.32	0.32	0.31	0.64	0.62
Book value per common share(2)	37.31	36.81	34.74	37.31	34.74
Tangible book value per common share(1)	33.92	33.42	31.33	33.92	31.33
Market value - High	47.94	53.85	48.42	53.85	52.70
Market value - Low	38.77	42.50	42.29	38.77	42.29
Basic weighted average common shares outstanding	24,686,435	24,687,087	24,691,747	24,686,760	24,717,625
Diluted weighted average common shares outstanding	24,686,435	24,687,087	24,691,747	24,686,760	24,717,625
KEY RATIOS
Return on average assets	1.56%	1.52%	1.45%	1.54%	1.42%
Return on average common shareholders’ equity	14.05	14.18	13.65	14.11	12.91
Average common shareholders’ equity to average assets	11.08	10.70	10.64	10.89	11.00
End of period tangible common equity to tangible assets(1)	10.05	10.01	9.72	10.05	9.72
Risk-based capital - Common Equity Tier 1(4)	13.59	13.51	13.79	13.59	13.79
Risk-based capital - Tier 1(4)	15.20	15.15	15.53	15.20	15.53
Risk-based capital - Total(4)	16.46	16.41	16.79	16.46	16.79
Net interest margin	3.47	3.59	3.31	3.53	3.24
Net interest margin - FTE(1)	3.48	3.60	3.32	3.54	3.25
Efficiency ratio: expense to revenue	53.86	53.20	52.91	53.53	53.82
Efficiency ratio: expense to revenue - adjusted(1)	53.23	52.92	51.72	53.07	52.49
Net recoveries to average loans and leases	(0.06)	(0.01)	(0.03)	(0.04)	(0.02)
Loan and lease loss allowance to loans and leases	2.31	2.33	2.39	2.31	2.39
Nonperforming assets to loans and leases	0.33	0.30	0.60	0.33	0.60

	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
END OF PERIOD BALANCES
Assets	$8,414,818	$8,329,803	$8,339,416	$8,097,486	$8,029,359
Loans and leases	6,215,343	6,116,716	6,011,162	5,762,078	5,551,216
Deposits	6,976,518	6,801,464	6,928,265	6,621,231	6,744,896
Allowance for loan and lease losses	143,542	142,511	139,268	135,736	132,865
Goodwill and intangible assets	83,897	83,901	83,907	83,911	83,916
Common shareholders’ equity	921,020	909,159	864,068	826,059	856,251
Total equity	980,087	968,444	923,766	886,360	910,667
ASSET QUALITY
Loans and leases past due 90 days or more	$56	$24	$54	$165	$50
Nonaccrual loans and leases	20,481	18,062	26,420	27,813	33,490
Other real estate	193	117	104	—	—
Repossessions	47	445	327	26	102
Equipment owned under operating leases	—	—	22	1	43
Total nonperforming assets	$20,777	$18,648	$26,927	$28,005	$33,685
(1) See “Reconciliation of Non-GAAP Financial Measures” for more information on this performance measure/ratio.
(2) Calculated as common shareholders’ equity divided by common shares outstanding at the end of the period.
(3) Calculated as the sum of available-for-sale securities and loan and leases that mature or reprice in over 5 years as a percent of total assets.
(4) Calculated under banking regulatory guidelines.

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	June 30,	March 31,	December 31,	June 30,
	2023	2023	2022	2022
ASSETS
Cash and due from banks	$86,742	$66,866	$84,703	$116,915
Federal funds sold and interest bearing deposits with other banks	25,933	27,171	38,094	164,848
Investment securities available-for-sale	1,661,405	1,713,480	1,775,128	1,836,389
Other investments	25,320	25,293	25,293	25,538
Mortgages held for sale	2,321	2,068	3,914	5,525
Loans and leases, net of unearned discount:
Commercial and agricultural	797,188	795,429	812,031	842,618
Solar	376,905	375,330	381,163	350,472
Auto and light truck	901,054	875,564	808,117	708,720
Medium and heavy duty truck	319,634	326,588	313,862	278,334
Aircraft	1,060,340	1,056,829	1,077,722	959,876
Construction equipment	1,012,969	991,412	938,503	803,734
Commercial real estate	985,323	954,221	943,745	931,058
Residential real estate and home equity	617,495	594,618	584,737	535,589
Consumer	144,435	146,725	151,282	140,815
Total loans and leases	6,215,343	6,116,716	6,011,162	5,551,216
Allowance for loan and lease losses	(143,542)	(142,511)	(139,268)	(132,865)
Net loans and leases	6,071,801	5,974,205	5,871,894	5,418,351
Equipment owned under operating leases, net	26,582	30,083	31,700	36,579
Net premises and equipment	44,089	44,034	44,773	45,250
Goodwill and intangible assets	83,897	83,901	83,907	83,916
Accrued income and other assets	386,728	362,702	380,010	296,048
Total assets	$8,414,818	$8,329,803	$8,339,416	$8,029,359
LIABILITIES
Deposits:
Noninterest-bearing demand	$1,721,947	$1,815,123	$1,998,151	$2,032,566
Interest-bearing deposits:
Interest-bearing demand	2,528,231	2,403,818	2,591,464	2,644,590
Savings	1,163,166	1,171,418	1,198,191	1,282,791
Time	1,563,174	1,411,105	1,140,459	784,949
Total interest-bearing deposits	5,254,571	4,986,341	4,930,114	4,712,330
Total deposits	6,976,518	6,801,464	6,928,265	6,744,896
Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	69,308	73,396	141,432	162,649
Other short-term borrowings	118,377	229,640	74,097	5,190
Total short-term borrowings	187,685	303,036	215,529	167,839
Long-term debt and mandatorily redeemable securities	46,649	46,714	46,555	48,459
Subordinated notes	58,764	58,764	58,764	58,764
Accrued expenses and other liabilities	165,115	151,381	166,537	98,734
Total liabilities	7,434,731	7,361,359	7,415,650	7,118,692
SHAREHOLDERS’ EQUITY
Preferred stock; no par value Authorized 10,000,000 shares; none issued or outstanding	—	—	—	—
Common stock; no par value Authorized 40,000,000 shares; issued 28,205,674 shares at June 30, 2023, March 31, 2023, December 31, 2022, and June 30, 2022, respectively	436,538	436,538	436,538	436,538
Retained earnings	744,442	719,495	694,862	646,600
Cost of common stock in treasury (3,523,113, 3,510,122, 3,543,388, and 3,555,267 shares at June 30, 2023, March 31, 2023, December 31, 2022, and June 30, 2022, respectively)	(120,410)	(119,409)	(119,642)	(119,876)
Accumulated other comprehensive loss	(139,550)	(127,465)	(147,690)	(107,011)
Total shareholders’ equity	921,020	909,159	864,068	856,251
Noncontrolling interests	59,067	59,285	59,698	54,416
Total equity	980,087	968,444	923,766	910,667
Total liabilities and equity	$8,414,818	$8,329,803	$8,339,416	$8,029,359

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest income:
Loans and leases	$93,300	$86,689	$60,415	$179,989	$115,623
Investment securities, taxable	5,946	6,648	6,289	12,594	12,633
Investment securities, tax-exempt	330	482	157	812	291
Other	978	637	1,168	1,615	1,531
Total interest income	100,554	94,456	68,029	195,010	130,078
Interest expense:
Deposits	28,870	21,263	3,553	50,133	5,929
Short-term borrowings	1,625	1,393	23	3,018	47
Subordinated notes	1,028	1,020	851	2,048	1,674
Long-term debt and mandatorily redeemable securities	515	1,215	140	1,730	(652)
Total interest expense	32,038	24,891	4,567	56,929	6,998
Net interest income	68,516	69,565	63,462	138,081	123,080
Provision for credit losses	47	3,049	2,503	3,096	4,736
Net interest income after provision for credit losses	68,469	66,516	60,959	134,985	118,344
Noninterest income:
Trust and wealth advisory	6,467	5,679	6,087	12,146	12,001
Service charges on deposit accounts	3,118	3,003	2,942	6,121	5,734
Debit card	4,701	4,507	4,561	9,208	8,755
Mortgage banking	926	802	1,062	1,728	2,439
Insurance commissions	1,641	2,029	1,568	3,670	3,473
Equipment rental	2,326	2,503	3,295	4,829	6,957
Losses on investment securities available-for-sale	—	(44)	—	(44)	—
Other	3,590	4,844	3,315	8,434	6,616
Total noninterest income	22,769	23,323	22,830	46,092	45,975
Noninterest expense:
Salaries and employee benefits	28,236	28,597	25,562	56,833	51,029
Net occupancy	2,676	2,622	2,524	5,298	5,335
Furniture and equipment	1,414	1,307	1,384	2,721	2,679
Data processing	6,268	6,157	5,402	12,425	10,610
Depreciation – leased equipment	1,876	2,022	2,664	3,898	5,679
Professional fees	1,704	682	2,094	2,386	3,702
FDIC and other insurance	1,344	1,360	893	2,704	1,743
Business development and marketing	1,649	1,972	1,669	3,621	2,937
Other	3,998	4,702	3,463	8,700	7,277
Total noninterest expense	49,165	49,421	45,655	98,586	90,991
Income before income taxes	42,073	40,418	38,134	82,491	73,328
Income tax expense	9,626	9,287	8,804	18,913	16,597
Net income	32,447	31,131	29,330	63,578	56,731
Net (income) loss attributable to noncontrolling interests	(12)	(7)	(16)	(19)	(27)
Net income available to common shareholders	$32,435	$31,124	$29,314	$63,559	$56,704
Per common share:
Basic net income per common share	$1.30	$1.25	$1.18	$2.55	$2.28
Diluted net income per common share	$1.30	$1.25	$1.18	$2.55	$2.28
Cash dividends	$0.32	$0.32	$0.31	$0.64	$0.62
Basic weighted average common shares outstanding	24,686,435	24,687,087	24,691,747	24,686,760	24,717,625
Diluted weighted average common shares outstanding	24,686,435	64,687,087	24,691,747	24,686,760	24,717,625

1st SOURCE CORPORATION
DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited - Dollars in thousands)
				Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/ Rate
ASSETS
Investment securities available-for-sale:
Taxable	$1,655,790	$5,946	1.44%	$1,711,177	$6,648	1.58%	$1,805,044	$6,289	1.40%
Tax exempt(1)	41,909	411	3.93%	57,444	605	4.27%	30,930	195	2.53%
Mortgages held for sale	1,879	28	5.98%	2,410	32	5.38%	4,889	52	4.27%
Loans and leases, net of unearned discount(1)	6,141,157	93,370	6.10%	6,036,203	86,760	5.83%	5,467,808	60,448	4.43%
Other investments	80,793	978	4.86%	57,361	637	4.50%	376,960	1,168	1.24%
Total earning assets(1)	7,921,528	100,733	5.10%	7,864,595	94,682	4.88%	7,685,631	68,152	3.56%
Cash and due from banks	72,880			71,921			90,101
Allowance for loan and lease losses	(144,337)			(141,054)			(132,020)
Other assets	512,237			527,969			448,604
Total assets	$8,362,308			$8,323,431			$8,092,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits	$5,192,206	$28,870	2.23%	$4,988,093	$21,263	1.73%	$4,753,331	$3,553	0.30%
Short-term borrowings:
Securities sold under agreements to repurchase	69,301	32	0.19%	134,501	40	0.12%	176,994	23	0.05%
Other short-term borrowings	129,230	1,593	4.94%	118,760	1,353	4.62%	5,394	—	—%
Subordinated notes	58,764	1,028	7.02%	58,764	1,020	7.04%	58,764	851	5.81%
Long-term debt and mandatorily redeemable securities	46,611	515	4.43%	45,380	1,215	10.86%	54,662	140	1.03%
Total interest-bearing liabilities	5,496,112	32,038	2.34%	5,345,498	24,891	1.89%	5,049,145	4,567	0.36%
Noninterest-bearing deposits	1,746,876			1,880,913			2,042,462
Other liabilities	133,914			147,141			84,995
Shareholders’ equity	926,157			890,294			861,134
Noncontrolling interests	59,249			59,585			54,580
Total liabilities and equity	$8,362,308			$8,323,431			$8,092,316
Less: Fully tax-equivalent adjustments		(179)			(226)			(123)
Net interest income/margin (GAAP-derived)(1)		$68,516	3.47%		$69,565	3.59%		$63,462	3.31%
Fully tax-equivalent adjustments		179			226			123
Net interest income/margin - FTE(1)		$68,695	3.48%		$69,791	3.60%		$63,585	3.32%
(1) See “Reconciliation of Non-GAAP Financial Measures” for more information on this performance measure/ratio.

1st SOURCE CORPORATION
DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited - Dollars in thousands)
	Six Months Ended
	June 30, 2023			June 30, 2022
	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/ Rate
ASSETS
Investment securities available-for-sale:
Taxable	$1,683,330	$12,594	1.51%	$1,831,156	$12,633	1.39%
Tax exempt(1)	49,634	1,016	4.13%	30,218	360	2.40%
Mortgages held for sale	2,143	60	5.65%	6,829	119	3.51%
Loans and leases, net of unearned discount(1)	6,088,970	180,130	5.97%	5,396,472	115,666	4.32%
Other investments	69,141	1,615	4.71%	388,445	1,531	0.79%
Total earning assets(1)	7,893,218	195,415	4.99%	7,653,120	130,309	3.43%
Cash and due from banks	72,403			83,618
Allowance for loan and lease losses	(142,705)			(130,343)
Other assets	520,061			444,363
Total assets	$8,342,977			$8,050,758

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits	5,090,713	50,133	1.99%	4,670,746	5,929	0.26%
Short-term borrowings:
Securities sold under agreements to repurchase	101,721	72	0.14%	184,509	46	0.05%
Other short-term borrowings	124,024	2,946	4.79%	5,383	1	0.04%
Subordinated notes	58,764	2,048	7.03%	58,764	1,674	5.74%
Long-term debt and mandatorily redeemable securities	45,999	1,730	7.58%	62,273	(652)	(2.11)%
Total interest-bearing liabilities	5,421,221	56,929	2.12%	4,981,675	6,998	0.28%
Noninterest-bearing deposits	1,813,524			2,036,080
Other liabilities	140,490			93,202
Shareholders’ equity	908,325			885,826
Noncontrolling interests	59,417			53,975
Total liabilities and equity	$8,342,977			$8,050,758
Less: Fully tax-equivalent adjustments		(405)			(231)
Net interest income/margin (GAAP-derived)(1)		$138,081	3.53%		$123,080	3.24%
Fully tax-equivalent adjustments		405			231
Net interest income/margin - FTE(1)		$138,486	3.54%		$123,311	3.25%
(1) See “Reconciliation of Non-GAAP Financial Measures” for more information on this performance measure/ratio.

1st SOURCE CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited - Dollars in thousands, except per share data)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2023	2023	2022	2023	2022
Calculation of Net Interest Margin
(A)	Interest income (GAAP)	$100,554	$94,456	$68,029	$195,010	$130,078
	Fully tax-equivalent adjustments:
(B)	– Loans and leases	98	103	85	201	162
(C)	– Tax exempt investment securities	81	123	38	204	69
(D)	Interest income – FTE (A+B+C)	100,733	94,682	68,152	195,415	130,309
(E)	Interest expense (GAAP)	32,038	24,891	4,567	56,929	6,998
(F)	Net interest income (GAAP) (A-E)	68,516	69,565	63,462	138,081	123,080
(G)	Net interest income - FTE (D-E)	68,695	69,791	63,585	138,486	123,311
(H)	Annualization factor	4.011	4.056	4.011	2.017	2.017
(I)	Total earning assets	$7,921,528	$7,864,595	$7,685,631	$7,893,218	$7,653,120
	Net interest margin (GAAP-derived) (F*H)/I	3.47%	3.59%	3.31%	3.53%	3.24%
	Net interest margin – FTE (G*H)/I	3.48%	3.60%	3.32%	3.54%	3.25%

Calculation of Efficiency Ratio
(F)	Net interest income (GAAP)	$68,516	$69,565	$63,462	$138,081	$123,080
(G)	Net interest income – FTE	68,695	69,791	63,585	138,486	123,311
(J)	Plus: noninterest income (GAAP)	22,769	23,323	22,830	46,092	45,975
(K)	Less: gains/losses on investment securities and partnership investments	(748)	(1,522)	(636)	(2,270)	(1,080)
(L)	Less: depreciation – leased equipment	(1,876)	(2,022)	(2,664)	(3,898)	(5,679)
(M)	Total net revenue (GAAP) (F+J)	91,285	92,888	86,292	184,173	169,055
(N)	Total net revenue – adjusted (G+J–K–L)	88,840	89,570	83,115	178,410	162,527
(O)	Noninterest expense (GAAP)	49,165	49,421	45,655	98,586	90,991
(L)	Less:depreciation – leased equipment	(1,876)	(2,022)	(2,664)	(3,898)	(5,679)
(P)	Noninterest expense – adjusted (O–L)	47,289	47,399	42,991	94,688	85,312
	Efficiency ratio (GAAP-derived) (O/M)	53.86%	53.20%	52.91%	53.53%	53.82%
	Efficiency ratio – adjusted (P/N)	53.23%	52.92%	51.72%	53.07%	52.49%

		End of Period
		June 30,	March 31,	June 30,
		2023	2023	2022
Calculation of Tangible Common Equity-to-Tangible Assets Ratio
(Q)	Total common shareholders’ equity (GAAP)	$921,020	$909,159	$856,251
(R)	Less: goodwill and intangible assets	(83,897)	(83,901)	(83,916)
(S)	Total tangible common shareholders’ equity (Q–R)	$837,123	$825,258	$772,335
(T)	Total assets (GAAP)	8,414,818	8,329,803	8,029,359
(R)	Less: goodwill and intangible assets	(83,897)	(83,901)	(83,916)
(U)	Total tangible assets (T–R)	$8,330,921	$8,245,902	$7,945,443
	Common equity-to-assets ratio (GAAP-derived) (Q/T)	10.95%	10.91%	10.66%
	Tangible common equity-to-tangible assets ratio (S/U)	10.05%	10.01%	9.72%

Calculation of Tangible Book Value per Common Share
(Q)	Total common shareholders’ equity (GAAP)	$921,020	$909,159	$856,251
(V)	Actual common shares outstanding	24,682,561	24,695,552	24,650,407
	Book value per common share (GAAP-derived) (Q/V)*1000	$37.31	$36.81	$34.74
	Tangible common book value per share (S/V)*1000	$33.92	$33.42	$31.33

The NASDAQ Stock Market National Market Symbol: “SRCE” (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com